ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information:	KCSA Worldwide
Company Contact:	Todd Fromer / Garth Russell
Ken Chymiak (9l8) 25l-2887	(212) 896-1215 / (212) 896-1250
David Chymiak (9l8) 25l-2887	tfromer@kcsa.com / grussell@kcsa.com

ADDvantage Technologies Reports Results for Fiscal Fourth Quarter and Full Year 2006
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Fiscal 2006 Revenues of $52.5 million; Net Income of $0.39 Per Share
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BROKEN ARROW, Oklahoma, December 11, 2006 - ADDvantage Technologies Group, Inc. (AMEX: AEY), today announced financial results for its fiscal fourth quarter and full year ended September 30, 2006.

Fourth Quarter 2006
Revenue for the fourth quarter of fiscal 2006 was $12.2 million, compared to $16.0 million in the fourth quarter of 2005. During the quarter, gross profit was $3.4 million, or 28% of total revenue, compared with $5.0 million, or 31% of total revenue, in the fourth quarter last year. Net income attributable to common stockholders in the fourth quarter of 2006 was $0.5 million, or $0.05 per diluted share, compared to $1.6 million or, $0.15 per diluted share in the year-earlier period.

The fourth quarter revenues were lower than last year’s fourth quarter due to an approximate $1.1 million decline in sales related to the significantly less active hurricane and tornado season in 2006 and $2.6 million in reduced sales to two customers; Adelphia Communications Corporation and SpanPro Fiber Optics. Adelphia Communications, which contributed $2.0 million in sales during the fourth quarter of 2005, sold its remaining cable system locations on July 1, 2006 to Time Warner and Comcast. Sales to these locations, under new ownership, were negligible during the fourth quarter of 2006. SpanPro Fiber Optics, which contributed $0.6 million of sales volumes in the fourth quarter of 2005, discontinued its operations in 2006.

Net Income for the three months ended September 30, 2006 was adversely affected by non-routine charges including:

o
A $0.4 million write-down of certain fiber optic cable currently maintained in inventory due to a recent decline in market prices. The write-down of this inventory was made to reduce the cost of the fiber to its current market value. An offsetting increase in the obsolescence reserve was made during the quarter which reduced the fourth quarter gross margin from $3.8 million, or 31% of total revenue, to $3.4 million, or 28% of total revenue.

o
The Company vacated several leased buildings as part of the move of our corporate headquarters and Tulsat subsidiary. The Company wrote off approximately $0.1 million in leasehold improvements associated with these vacated properties during the fourth quarter. The headquarters and Tulsat warehouses were moved into a single larger facility nearby to consolidate operations and increase overall efficiencies.

o
The Company increased its allowance for doubtful accounts during the quarter by $0.2 million. This increase was made to fully offset the receivable due from an insolvent customer for which a reserve of $0.3 million had been taken previously during the year.

Commenting on the fourth quarter results, Ken Chymiak, President and CEO said, “While we are not pleased with the fourth quarter sales volumes, we made several improvements that we believe will create positive contributions in the upcoming fiscal year. Recently, we announced the acquisition of the business and certain assets of Broadband Remarketing International ('BRI'), a premium remarketing company offering material management services, ‘certified destruction services’ and digital converter sales to cable operators in the Northeast. During the quarter this new subsidiary purchased and is in the process of refurbishing approximately 115,000 surplus digital converter set top boxes. We are investing approximately $5.0 million to purchase and refurbish these boxes and have begun to recognize revenue in the first quarter of 2007. We believe the contribution from the sales of this new product line, along with BRI’s other services, will have a positive impact during fiscal 2007. Also, the Company’s ComTech Services subsidiary acquired the assets of Broadband Digital Repair, Inc. in Mishawaka, Indiana. This new location and additional employees expand our opportunities for repair services and new product sales in the Indiana, Illinois, Ohio and Michigan markets.”

Full Year 2006 Results

For the 12 months ended September 30, 2006, revenue totaled $52.5 million, compared to $50.3 million in the same period last year, an increase of 5%. During the year gross profit was $16.7 million, or 32% of revenue, compared to $16.9 million, or 34% of revenue, in the same period of fiscal 2005.

For the year ended September 30, 2006, net income attributable to common stockholders was $4.0 million or $0.39 per diluted share compared to net income of $5.0 million or $0.49 per diluted share for the same period of the prior year.

Net Income for fiscal year ending September 30, 2006 was negatively affected by non-routine charges and charges related to new accounting requirements which were not included in fiscal 2005. These costs included:

o	The inventory write-downs and the doubtful account reserve increase recorded in the fourth quarter and previously in 2006 as mentioned above; and
o
Compensation expense of $0.1 million related to stock options granted in accordance with new accounting requirements. Previous accounting guidelines required no expense recognition at the time the options were granted.

o	Costs of approximately $0.2 million associated with moving its headquarters, recruiting a new chief financial officer and changing its independent public accountants.

David Chymiak, ADDvantage Technologies Group Chairman of the Board, commented, “Throughout the year, we experienced steady sales of our new and refurbished equipment and rising demand for our repair services business. While 2006 was a record revenue year, our disappointing fourth quarter offset our historical pattern of record earnings growth. The incremental business from our late 2005 acquisition of Jones Broadband International did not contribute to our overall profitability during 2006 and the non-routine charges were a drain on our annual earnings. Having said this, we believe the new business from the addition of the digital converter product line and our expanded service area will increase our business volumes in 2007. The upcoming year will also present certain challenges including our ability to receive timely shipments from our OEM partners which could delay revenues, the upcoming FCC ban on the sales of legacy digital converter boxes after July 1, 2007 which could, depending on the ultimate interpretation of the ban and outcome of pending legal proceedings, impair our ability to sell boxes in inventory after this date, and our ability to sell the remaining $1.2 million of fiber optic cable we acquired with the 2005 acquisition of Jones Broadband without taking further write-down on this product.”

Earnings Conference Call

As previously announced, the Company’s earnings conference call is scheduled for 5:00 pm EST, December 11, 2006. A live audio of the call will be accessible to the public. The dial-in number for the conference call is (877) 407-0782 or (201) 689-8567 for international participants. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through December 25, 2006, at (877) 660-6853 (domestic) or (201) 612-7415 (international), (Account number: 286)(Passcode: 222182). The online archive of the webcast will be available on the Company’s website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Scientific-Atlanta and Motorola, as well as operating a national network of technical repair centers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services, Jones Broadband International and Tulsat-Pennsylvania. For more information, please visit the corporate web site at www.addvantagetech.com.

This release contains certain forward-looking statement which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events such as the ability of ADDvantage Technologies and its subsidiaries to maintain strategic relationships and agreements with certain original equipment manufacturers and multiple system operators and the future financial performance of ADDvantage Technologies that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors listed in ADDvantage Technologies’ most recent reports on Form 10-K and 10-Q. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in ADDvantage Technologies’ most recent report on Form 10-K filed on December 20, 2005. The guidance regarding anticipated future results in this release is based on limited information currently available to ADDvantage Technologies, which is subject to change. Although any such guidance and the factors influencing it will likely change, ADDvantage Technologies will not necessarily update the information, since ADDvantage Technologies will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

(Tables follow)

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ADDvantage Technologies Group, Inc
Statement of Operations

	Year Ended		Three Months Ended
	September 30,		September 30,

	2006	2005	2006	2005

Revenues	$52,541,209	$50,273,195	$12,168,982	$16,023,293

Operating Income	$ 8,116,722	$ 9,972,952	$ 1,296,755	$ 3,047,743

Net Income	$ 4,842,718	$ 5,814,392	$ 681,627	$ 1,765,041

Preferred Stock Dividends	$ 840,000	$ 840,000	$ 210,000	$ 210,000

Net Income Applicable
To Common Stock	$ 4,002,718	$ 4,974,392	$ 471,627	$ 1,555,041

Net Income Per Share
of Common Stock
Basic	$ 0.39	$ 0.49	$ 0.05	$ 0.15
Diluted	$ 0.39	$ 0.49	$ 0.05	$ 0.15

Shares Used in Computing
Net Income Per Share:
Basic	10,152,472	10,067,277	10,231,756	10,072,047
Diluted	10,201,474	10,109,854	10,254,794	10,105,738